UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 21, 2006

Neoware, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21240	23-2705700

(Commission File Number)	(IRS Employer Identification No.)

3200 Horizon Drive, King of Prussia, Pennsylvania 19406

(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

     On November 21, 2006, the Compensation and Stock Option Committee of the Board of Directors of Neoware, Inc. (the “Company”) approved a bonus arrangement for Peter Bolton, Executive Vice President-Europe, Middle East and Africa (“EMEA”) for the 2007 fiscal year ending June 30, 2007. Under the bonus arrangement, Mr. Bolton will have the opportunity to earn base incentive compensation of up to a $182,000 annual amount if EMEA region overall revenues for the 2007 fiscal year equal 100% of the annual base target level of EMEA revenues. Mr. Bolton has the opportunity to earn incentive compensation in excess of the $182,000 annual amount if overall EMEA revenues exceed 100% of the annual base target level for such revenues.

     Bonus amounts are calculated based on a percentage (determined based on dividing $182,000 by the annual base target level of EMEA revenues) multiplied by the cumulative revenues achieved during the quarter periods year to date. A higher percentage is applied for revenues which exceed the base target level of EMEA revenues (calculated on a year-to-date basis) measured for each quarter period. A minimum of 90% of cumulative base target revenues must be achieved in any quarter period for Mr. Bolton to receive a payment for such quarter period.

     In the event that Mr. Bolton’s employment with the Company is terminated for any reason, product orders booked as of the termination date to be shipped immediately thereafter will be considered as revenues earned during that quarter for purposes of determining Mr. Bolton’s incentive compensation under this arrangement. The bonus policies, payments and revenue targets under this arrangement are subject to change at any time with or without notice at the discretion of the Compensation and Stock Option Committee.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2006	Neoware, Inc.

(Registrant)

/s/ Keith D. Schneck

Keith D. Schneck
Executive Vice President and Chief Financial Officer